Exhibit 99.1

Apps Genius Corp and Mike “The Situation” Sorrentino and Family Enter Into an Exclusive Partnership for the Development of Social Games and Mobile Apps

RED BANK, N.J.-- Apps Genius Corp (OTCBB: APGS) (http://www.appsgenius.com), a creator of innovative social games and mobile applications, has signed an exclusive worldwide license with MPS Entertainment and Mike “The Situation” Sorrentino, to create, develop, sell and distribute four social games and mobile applications on behalf of Mike “The Situation” Sorrentino and his family.

Apps Genius’ The Situation and family applications and games will be released on the Android, Apple’s iOS, Facebook, and Google+ platforms. The Company intends to develop, release and sell four applications and games within 18 months of the effective date of the license, with the first game set to commence development immediately.

“This is a great opportunity for my company and I to be involved in the social gaming and mobile application industry. Not only am I very proud to introduce Jersey culture into the social gaming and mobile application industry, but also very excited that my family is apart of it too, stated Mike Sorrentino. “I love the games and applications that my family and I have been working on with Apps Genius, and I know Jersey Shore viewers and my other fans will love them too.”

Adam Kotkin, CEO of Apps Genius, stated, “We are really excited that The Situation and family have chosen The Apps Genius Celebrity Entertainment Division to develop their social games and mobile applications. The games and apps developed with The Situation and Family will be designed for their large fan base of over 5,000,000 followers on Facebook and Twitter.”

About Apps Genius Corp

Apps Genius Corp (www.appsgenius.com) develops markets, publishes and distributes social games and software applications that consumers can use on a variety of platforms. The platforms include social networks, wireless devices such as cellular phones and smartphones including the Apple iPhone™ and standalone websites. Our Entertainment Division focuses on leveraging the fan base of existing social media and entertainment brands to market apps and games developed. To date, we have released several applications including 'Bed Bug Alert,' an informational tool for the Apple iPhone™, 'My Mad Millions,' a game application for Facebook™, 'Slap a Friend,' a game application for the Apple iPhone™, 'Bruisers,' a game application for Facebook™, and 'Crazy Dream' Application for Facebook™. Apps Genius Corp's goal is to develop and publish new titles on a recurring basis that are based on the same property and gaming platform. Examples of this franchise approach are 'My Mad Millions' and 'Rock The House,' currently under development, which both utilize the same underlying platform. A core focus of our Social Gaming and Mobile Application development is to allow users and players to reach across different networks into a virtual application or gaming environment such as Facebook, MySpace, iPhone and Android and be able to play games and use applications from all users no matter what environment they are using the application in.

Forward-Looking Statements

Statements about the future expectations of Apps Genius Corp, and all other statements in this press release other than historical facts, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Apps Genius Corp intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, Apps Genius Corp's actual results could differ materially from expected results.